Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Avis Budget Group, Inc. of our report dated March 4, 2013 relating to the consolidated financial statements of Zipcar, Inc. and the effectiveness of internal control over financial reporting, which appears in Zipcar, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

June 21, 2013